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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                          YEAR ENDED DECEMBER 31, 2002
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                            NUMBER OF     PERCENT       EQUIVALENT
                                                             SHARES     OUTSTANDING       SHARES
                                                           ----------   -----------   --------------
Prior to Initial Public Offering
  1997 Common Stock Offering                                      639      100.00%               639

After Initial Public Offering
  1998 Common Stock Offering                               15,000,000      100.00%        15,000,000
  Preferred Stock Converted to Common Stock                60,511,692      100.00%        60,511,692
  1999 Common Stock Offering                               21,041,100      100.00%        21,041,100
  2000 Common Stock Offering                               10,703,109      100.00%        10,703,109
  Cash in Lieu of Stock Split                                    (577)     100.00%              (577)
  Treasury Shares                                            (327,495)     100.00%          (327,495)
  Warrants Exercised                                          973,871      100.00%           973,871
  Stock Options Exercised                                   1,362,257       98.92%         1,347,546
  Employee Stock Discount Purchase Plan Shares Issued       3,401,739       64.06%         2,179,319
  Common Stock Issued for Business Acquisitions             5,874,505       94.71%         5,563,695
  Restricted Shares Issued to Employees                     1,300,490       27.40%           356,343
                                                                                      --------------

WEIGHTED AVERAGE SHARES OUTSTANDING                                                      117,399,242

NET LOSS APPLICABLE TO COMMON STOCK                                                   $     (572,670)

NET LOSS PER SHARE, BASIC AND DILUTED                                                 $        (4.88)
                                                                                      ==============
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